Filed Pursuant to Rule 433
Registration No. 333-131943
August 28, 2008

The following information is a Summary of Material Modifications/Notice of change to the investment options for The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan.  More information about each of the investment options offered under the Plan (except for the LNC common stock fund, or LNC stock unit fund) can be obtained by visiting Lincoln National Life’s Lincoln Director website at: www.LincolnDirector.com. Click on “Participants,” then on “Options & Performance,” then on “Investment Options.”  Then scroll down to view the investment option you are interested in viewing.

Effective September 3, 2008:

SA#14, Short Term. The Lincoln National Life Insurance Company, the investment advisor/subadvisor,   has sub-advised the management responsibilities to Delaware Investment Advisors.

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You do not need to make any changes to your account as a result of these changes. However, you may wish to review your account to ensure your current investment selections are right for you.

If you wish to review your current allocations or obtain general information about your plan, visit Wells Fargo’s website at: www.wellsfargo.com/retirementplan, or call the Wells Fargo Benefits Helpline at 888-245-9798.

All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or on the Investor Relations page of Lincoln National Corporation’s website at www.lincolnfinancial.com.  Alternatively, the issuer will arrange to send you the prospectus if you request it by calling Ann Madden 260-455-3025.